                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND SELECTED FINANCIAL DATA

     The following discussion and analysis should be read in combination with our consolidated financial statements included herein.

                                    OVERVIEW

     We are a public utility holding company, created on August 31, 2002 as part of a corporate restructuring (Restructuring) of Reliant Energy, Incorporated (Reliant Energy) in compliance with requirements of the Texas electric restructuring law. We are the successor to Reliant Energy for financial reporting purposes under the Securities Exchange Act of 1934. Our wholly owned operating subsidiaries own and operate electric generation plants, electric transmission and distribution facilities, natural gas distribution facilities and natural gas pipelines. We are subject to regulation as a "registered holding company" under the Public Utility Holding Company Act of 1935 (1935 Act). At December 31, 2002, our wholly owned subsidiaries included:

     - CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which engages in our electric transmission and distribution business in the Texas Gulf Coast area;

     - Texas Genco Holdings, Inc. (Texas Genco), which owns and operates our Texas generating plants; and

     - CenterPoint Energy Resources Corp. (CERC Corp., and, together with its subsidiaries, CERC), which owns and operates our local gas distribution companies, gas gathering systems and interstate pipelines.

     We distributed our 83%-ownership interest in Reliant Resources, Inc. (Reliant Resources) to our shareholders on September 30, 2002 (the Reliant Resources Distribution).

     We distributed approximately 19% of the outstanding common stock of Texas Genco to our shareholders on January 6, 2003.

     In this section we discuss our results from continuing operations on a consolidated basis and individually for each of our business segments. We also discuss our liquidity, capital resources and critical accounting policies. Our reportable business segments include the following:

     - Electric Transmission & Distribution;

     - Electric Generation;

     - Natural Gas Distribution;

     - Pipelines and Gathering; and

     - Other Operations.

     Effective with the full deregulation of sales of electric energy to retail customers in Texas beginning in January 2002, power generators and retail electric providers in Texas ceased to be subject to traditional cost-based regulation. Since that date, we have sold generation capacity, energy and ancillary services related to power generation at prices determined by the market. Our transmission and distribution services remain subject to rate regulation.

     Beginning January 1, 2002, the basis of business segment reporting has changed for our Texas electric operations. Although our former retail sales business is no longer conducted by us, retail customers remained regulated customers of our former integrated electric utility, Reliant Energy HL&P, through the date of their first meter reading in 2002. Sales of electricity to retail customers in 2002 prior to this meter reading are reflected in the Electric Transmission & Distribution business segment. The Texas generation operations of Reliant Energy HL&P are now a separate reportable business segment, Electric Generation, whereas they previously had been part of the Electric Operations business segment. The remaining transmission and distribution function is now reported separately in the Electric Transmission & Distribution business segment. In 2000, we sold certain Latin America equity investments which have been included in Other Operations. Subsequent to December 31, 2002, we sold our remaining Latin America operations. The consolidated financial statements present these Latin America operations as discontinued operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). Accordingly, the consolidated financial statements include the necessary reclassifications to reflect these operations as discontinued operations for each of the three years in the period ended December 31, 2002. Reportable business segments from 2001 have been restated to conform to the 2002 presentation. For business segment reporting information, please read Notes 1 and 17 to our consolidated financial statements.

     The consolidated financial statements have been prepared to reflect the effects of the Reliant Resources Distribution on the CenterPoint Energy financial statements. The consolidated financial statements present the Reliant Resources businesses (previously reported as the Wholesale Energy, European Energy and Retail Energy business segments and related corporate costs) as discontinued operations, in accordance with SFAS No. 144. Accordingly, the consolidated financial statements include the necessary reclassifications to reflect these operations as discontinued operations for each of the three years in the period ended December 31, 2002.

     As a result of the Reliant Resources Distribution, CenterPoint Energy recorded a non-cash loss on disposal of discontinued operations of $4.3 billion in the third quarter of 2002. This loss represents the excess of the carrying value of CenterPoint Energy's net investment in Reliant Resources over the market value of Reliant Resources' common stock.

SELECTED FINANCIAL DATA

     The following table presents selected financial data with respect to our consolidated financial condition and consolidated results of operations and should be read in conjunction with our consolidated financial statements and the related notes.

     The selected financial data presented below reflect certain reclassifications necessary to present Reliant Resources as discontinued operations as a result of the Reliant Resources Distribution and certain reclassifications necessary to present the Company's remaining Latin America operations as discontinued operations as a result of the sale of these operations subsequent to December 31, 2002. Additionally, the selected financial data below also reflect certain reclassifications necessary to present the extraordinary loss on extinguishment of debt recorded in the fourth quarter of 2002 as interest expense in accordance with SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and "Technical Corrections" (SFAS No. 145). The selected financial data also gives effect to the Restructuring. For additional information regarding the Reliant Resources Distribution and our investments in Latin America, please read Note 2 to our consolidated financial statements included herein.

                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                         1998(1)   1999(2)   2000(3)   2001(4)    2002
                                                         -------   -------   -------   -------   -------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues...............................................  $ 7,537   $ 7,511   $10,286   $10,564   $ 7,907
                                                         -------   -------   -------   -------   -------
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of
  accounting change....................................     (175)    1,630       243       496       366
Income from discontinued operations of Reliant
  Resources, net of tax................................       23        23       225       475        82
Income (loss) from discontinued operations of Latin
  America, net of tax..................................       11        12       (21)      (50)        3
Loss on disposal of discontinued operations of Reliant
  Resources............................................       --        --        --        --    (4,371)
Extraordinary item, net of tax.........................       --      (183)       --        --        --
Cumulative effect of accounting change, net of tax.....       --        --        --        59        --
                                                         -------   -------   -------   -------   -------
Net income (loss) attributable to common
  shareholders.........................................  $  (141)  $ 1,482   $   447   $   980   $(3,920)
                                                         =======   =======   =======   =======   =======
Basic earnings (loss) per common share:
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of
  accounting change....................................  $ (0.62)  $  5.72   $  0.85   $  1.71   $  1.23
  Income from discontinued operations of Reliant
    Resources, net of tax..............................     0.08      0.08      0.79      1.64      0.27
  Income (loss) from discontinued operations of Latin
    America, net of tax................................     0.04      0.04     (0.07)    (0.17)     0.01
  Loss on disposal of discontinued operations of
    Reliant Resources..................................       --        --        --        --    (14.67)
  Extraordinary item, net of tax.......................       --     (0.64)       --        --        --
  Cumulative effect of accounting change, net of tax...       --        --        --      0.20        --
                                                         -------   -------   -------   -------   -------
Basic earnings (loss) per common share.................  $ (0.50)  $  5.20   $  1.57   $  3.38   $(13.16)
                                                         =======   =======   =======   =======   =======


                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                         1998(1)   1999(2)   2000(3)   2001(4)    2002
                                                         -------   -------   -------   -------   -------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Diluted earnings (loss) per common share:
  Income (loss) from continuing operations before
    extraordinary item and cumulative effect of
    accounting change..................................  $ (0.62)  $  5.70   $  0.84   $  1.70   $  1.22
  Income from discontinued operations of Reliant
    Resources, net of tax..............................     0.08      0.08      0.79      1.62      0.27
  Income (loss) from discontinued operations of Latin
    America, net of tax................................     0.04      0.04     (0.07)    (0.17)     0.01
  Loss on disposal of discontinued operations of
    Reliant Resources..................................       --        --        --        --    (14.58)
  Extraordinary item, net of tax.......................       --     (0.64)       --        --        --
  Cumulative effect of accounting change, net of tax...       --        --        --      0.20        --
                                                         -------   -------   -------   -------   -------
Diluted earnings (loss) per common share...............  $ (0.50)  $  5.18   $  1.56   $  3.35   $(13.08)
                                                         =======   =======   =======   =======   =======
Cash dividends paid per common share...................  $  1.50   $  1.50   $  1.50   $  1.50   $  1.07
Dividend payout ratio from continuing operations.......       --       26%      176%       88%       87%
Return from continuing operations on average common
  equity...............................................     (3.8)%   30.1%      4.5%      9.1%      9.0%
Ratio of earnings from continuing operations to fixed
  charges..............................................       --      5.38      1.79      2.18      1.70
At year-end:
  Book value per common share..........................  $ 15.16   $ 18.70   $ 19.10   $ 22.77   $  4.74
  Market price per common share........................  $ 32.06   $ 22.88   $ 43.31   $ 26.52   $  8.01
  Market price as a percent of book value..............     211%      122%      227%      116%      169%
  Assets of discontinued operations....................  $ 1,798   $ 6,053   $14,309   $12,345   $    15
  Total assets.........................................  $19,959   $28,658   $35,225   $31,266   $19,634
  Short-term borrowings................................  $ 1,813   $ 3,015   $ 4,886   $ 3,529   $   347
  Long-term debt obligations, including current
    maturities.........................................  $ 7,195   $ 8,883   $ 5,756   $ 5,552   $10,005
  Trust preferred securities...........................  $   342   $   705   $   705   $   706   $   706
  Cumulative preferred stock...........................  $    10   $    10   $    10   $    --   $    --
    Capitalization:
      Common stock equity..............................      36%       36%       46%       52%       12%
      Trust preferred securities.......................       3%        5%        6%        5%        6%
      Long-term debt, including current maturities.....      61%       59%       48%       43%       82%
    Capital expenditures, excluding discontinued
      operations.......................................  $   684   $   865   $   905   $ 1,213   $   854

---------------

(1) 1998 net income includes a non-cash, unrealized loss on our indexed debt securities of $764 million (after-tax), or $2.69 loss per basic and diluted share. For additional information on the indexed debt securities, please read Note 7 to our consolidated financial statements. Fixed charges exceeded earnings by $239 million in 1998.
(2) 1999 net income includes an aggregate non-cash, unrealized gain on our indexed debt securities and our Time Warner, Inc. (now AOL Time Warner Inc.) investment, of $1.2 billion (after-tax), or $4.09 earnings per basic share and $4.08 earnings per diluted share. For additional information on the indexed debt securities and AOL Time Warner investment, please read Note 7 to our consolidated financial statements. The extraordinary item in 1999 is a loss related to an accounting impairment of certain generation related regulatory assets of our Electric Generation business segment. For additional information regarding the impairment, please read Note 4 to our consolidated financial statements.
(3) 2000 net income includes an aggregate non-cash loss on our indexed debt securities and our AOL Time Warner investment of $67 million (after-tax), or $0.24 loss per basic share and $0.23 loss per diluted share. 2000 net income also includes a $200 million (after-tax) charge (net of a tax benefit of $108 million), or $0.69 loss per basic share and $0.68 loss per diluted share, to reflect the loss on disposal of our Latin America equity investments. For additional information on the indexed debt securities and AOL Time Warner investment, please read Note 7 to our consolidated financial statements. For additional information regarding our investments in Latin America, please read Note 2 to our consolidated financial statements.
(4) 2001 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ($59 million after-tax gain, or $0.20 earnings per basic and diluted share). For additional information related to the cumulative effect of accounting change, please read Note 5 to our consolidated financial statements.

     All dollar amounts in the tables that follow are in millions, except for per share amounts.

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      2001      2002
                                                              -------   -------   -------
Revenues....................................................  $10,286   $10,564   $ 7,907
Operating Expenses..........................................   (8,877)   (9,245)   (6,578)
                                                              -------   -------   -------
Operating Income............................................    1,409     1,319     1,329
Loss from Equity Investments in Unconsolidated
  Subsidiaries..............................................      (29)       --        --
Loss on AOL Time Warner Investment..........................     (205)      (70)     (500)
Gain on Indexed Debt Securities.............................      102        58       480
Impairment of Latin America equity investments..............     (131)       --        --
Loss on Disposal of Latin America equity investments........     (176)       --        --
Interest Expense and Distribution on Trust Preferred
  Securities................................................     (564)     (607)     (765)
Other Income, net...........................................       72        53        19
                                                              -------   -------   -------
Income From Continuing Operations Before Income Taxes,
  Cumulative Effect of Accounting Change and Preferred
  Dividends.................................................      478       753       563
Income Tax Expense..........................................     (235)     (256)     (197)
                                                              -------   -------   -------
Income From Continuing Operations Before Cumulative Effect
  of Accounting Change and Preferred Dividends..............      243       497       366
Income From Discontinued Operations of Reliant Resources,
  net of tax................................................      225       475        82
Income (Loss) from Discontinued Operations of Latin America,
  net of tax................................................      (21)      (50)        3
Loss on Disposal of Discontinued Operations of Reliant
  Resources.................................................       --        --    (4,371)
Cumulative Effect of Accounting Change, net of tax..........       --        59        --
Preferred Dividends.........................................       --        (1)       --
                                                              -------   -------   -------
  Net Income (Loss) Attributable to Common Shareholders.....  $   447   $   980   $(3,920)
                                                              =======   =======   =======
Basic Earnings Per Share:
Income From Continuing Operations Before Cumulative Effect
  of Accounting Change......................................  $  0.85   $  1.71   $  1.23
Income From Discontinued Operations of Reliant Resources,
  net of tax................................................     0.79      1.64      0.27
Income (Loss) from Discontinued Operations of Latin America,
  net of tax................................................    (0.07)    (0.17)     0.01
Loss on Disposal of Discontinued Operations of Reliant
  Resources.................................................       --        --    (14.67)
Cumulative Effect of Accounting Change, net of tax..........       --      0.20        --
                                                              -------   -------   -------
  Net Income (Loss) Attributable to Common Shareholders.....  $  1.57   $  3.38   $(13.16)
                                                              =======   =======   =======
Diluted Earnings Per Share:
Income From Continuing Operations Before Cumulative Effect
  of Accounting Change......................................  $  0.84   $  1.70   $  1.22
Income From Discontinued Operations of Reliant Resources,
  net of tax................................................     0.79      1.62      0.27
Income (Loss) from Discontinued Operations of Latin America,
  net of tax................................................    (0.07)    (0.17)     0.01
Loss on Disposal of Discontinued Operations of Reliant
  Resources.................................................       --        --    (14.58)
Cumulative Effect of Accounting Change, net of tax..........       --      0.20        --
                                                              -------   -------   -------
  Net Income (Loss) Attributable to Common Shareholders.....  $  1.56   $  3.35   $(13.08)
                                                              =======   =======   =======

     The following discussion of consolidated results of operations and results of operations by business segment is based on earnings from continuing operations before interest expense, distribution on trust preferred securities, income taxes, extraordinary item and cumulative effect of accounting change
(EBIT). EBIT, as defined, is shown because it is a financial measure we use to evaluate the performance of our business segments and we believe it is a measure of financial performance that may be used as a means to analyze and compare companies on the basis of operating performance. We expect that some analysts and investors will want to review EBIT when evaluating our company. EBIT is not defined under accounting principles generally accepted in the United States
(GAAP), should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. We consider operating income to be a comparable measure under GAAP. We believe the difference between operating income and EBIT on both a consolidated and business segment basis is not material. We have provided a reconciliation of consolidated operating income to EBIT and EBIT to net income below as well as in the individual business segment discussion that follows.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2000     2001     2002
                                                              ------   ------   -------
                                                                    (IN MILLIONS)
RECONCILIATION OF OPERATING INCOME TO EBIT AND EBIT TO NET
  INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS:
Operating income............................................  $1,409   $1,319   $ 1,329
Loss from equity investments in unconsolidated
  subsidiaries..............................................     (29)      --        --
Loss on AOL Time Warner investment..........................    (205)     (70)     (500)
Gain on indexed debt securities.............................     102       58       480
Impairment of Latin America equity investments..............    (131)      --        --
Loss on disposal of Latin America equity investments........    (176)      --        --
Other income, net...........................................      72       53        19
                                                              ------   ------   -------
  EBIT......................................................   1,042    1,360     1,328
Interest expense and distribution on trust preferred
  securities................................................    (564)    (607)     (765)
Income tax expense..........................................    (235)    (256)     (197)
                                                              ------   ------   -------
  Income from continuing operations before cumulative effect
     of accounting change and preferred dividends...........     243      497       366
Income from discontinued operations of Reliant Resources,
  net of tax................................................     225      475        82
Income (loss) from discontinued operations of Latin America,
  net of tax................................................     (21)     (50)        3
Loss on disposal of discontinued operations of Reliant
  Resources.................................................      --       --    (4,371)
Cumulative effect of accounting change, net of tax..........      --       59        --
Preferred dividends.........................................      --       (1)       --
                                                              ------   ------   -------
     Net income (loss) attributable to common
      shareholders..........................................  $  447   $  980   $(3,920)
                                                              ======   ======   =======

 2002 COMPARED TO 2001

     Income from Continuing Operations. We reported income from continuing operations before the cumulative effect of accounting change and preferred dividends of $366 million ($1.22 per diluted share) for 2002 compared to $497 million ($1.70 per diluted share) for 2001. Effective January 1, 2002, we discontinued amortizing goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangibles" (SFAS No. 142). During 2001, we recognized $49 million of goodwill amortization expense. The $131 million decrease in income from continuing operations before the cumulative effect of accounting change and preferred dividends for the year ended December 31, 2002 as compared to the same period in 2001 was primarily due to the following:

     - a $160 million decrease in EBIT from our Electric business segments, reflecting the movement of a portion of this business to Reliant Resources' Retail Energy business segment and reduced rates of return on these regulated operations effective January 2002;

     - a $61 million increase in EBIT from our Natural Gas Distribution business segment;

     - a $20 million increase in EBIT from our Pipelines and Gathering business segment;

     - a $60 million increase in EBIT from our Other Operations business segment;

     - a $158 million increase in interest expense due to higher borrowing costs and a $26 million loss resulting from the early extinguishment of debt related to CenterPoint Houston's $850 million term loan and the repurchase of $175 million of CenterPoint Energy's pollution control bonds; and

     - a $59 million decrease in income tax expense.

     Income Tax Expense. The effective tax rates for 2002 and 2001 were 34.9% and 34.0%, respectively. The increase in the effective tax rate for 2002 compared to 2001 was primarily due to an increase in state taxes and a reduced benefit from the amortization of investment tax credits, offset by the discontinuance of goodwill amortization in accordance with SFAS No. 142.

     Cumulative Effect of Accounting Change. The 2001 results reflect a $59 million after-tax non-cash gain from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). For additional discussion of the adoption of SFAS No. 133, please read Note 5 to our consolidated financial statements.

 2001 COMPARED TO 2000

     Income From Continuing Operations. We reported income from continuing operations of $497 million ($1.70 per diluted share) for 2001, before a cumulative effect of accounting change of $59 million, net of tax, related to the adoption of SFAS No. 133, compared to $243 million ($0.84 per diluted share) for 2000.

     The increase in income from continuing operations of $254 million was primarily due to the following:

     - a $405 million decrease in loss before income and taxes from our Other Operations business segment, primarily due to a $307 million decrease in losses/impairments related to our Latin America equity investments and a $91 million decrease in a non-cash loss on our AOL Time Warner investment and our related indexed debt securities in 2001 as compared to 2000; and

     - a $27 million increase in EBIT from our Natural Gas Distribution segment.

     The above items were partially offset by:

     - a $102 million decrease in EBIT from our Electric business segments primarily due to the impact of milder weather, reduced rates charged to certain governmental agencies as mandated by the Texas electric restructuring law, fees paid for the early termination of an accounts receivable factoring agreement and higher benefit expenses; and

     - an increase in net interest expense of $43 million primarily related to interest rate swaps entered into in 2001 and the issuance of the Series 2001-1 Transition Bonds in 2001.

     Income Tax Expense. The effective tax rates for 2001 and 2000 were 34.0% and 49.2%, respectively. The decrease in the effective tax rate in 2001 compared to 2000 was primarily due to non-recurring increased tax expense arising from the sale of our Latin America equity investments, including the write-off of deferred tax assets related to the Latin America business segment in 2000 and a decrease in state taxes in 2001 compared to 2000.

AOL TIME WARNER INVESTMENT AND INDEXED DEBT SECURITIES

     In 2002, holders of approximately 16% of the 17.2 million 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) originally issued exercised their right to exchange their ZENS for cash, resulting in aggregate cash payments by CenterPoint Energy of approximately $45 million.

     One of our subsidiaries owns shares of AOL TW common stock (AOL TW Common) and elected to liquidate a portion of such holdings to facilitate the company's making the cash payments for the ZENS exchanged in 2002. In connection with the exchanges in 2002, we received net proceeds of approximately $43 million from the liquidation of approximately 4.1 million shares of AOL TW Common at an average price of $10.56 per share. We now hold 21.6 million shares of AOL TW Common which are classified as trading securities under SFAS No. 115 and are expected to be held to facilitate our ability to meet our obligation under the ZENS.

     For additional information regarding our investment in AOL TW, our indexed debt securities and the effect of adoption of SFAS No. 133 on January 1, 2001 on our ZENS obligation, please read Note 7 to our consolidated financial statements.

                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

     The following table presents EBIT (in millions) for each of our business segments for 2000, 2001 and 2002. Some amounts from the previous years have been reclassified to conform to the 2002 presentation of the financial statements. These reclassifications do not affect consolidated net income.

                            EBIT BY BUSINESS SEGMENT

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Electric Transmission & Distribution.......................  $  953   $  906   $1,118
Electric Generation........................................     331      267     (130)
Electric Eliminations......................................     (34)     (25)      --
                                                             ------   ------   ------
  Total Electric Business Segments.........................   1,250    1,148      988
Natural Gas Distribution...................................     122      149      210
Pipelines and Gathering....................................     137      138      158
Other Operations...........................................    (464)     (59)       1
Eliminations...............................................      (3)     (16)     (29)
                                                             ------   ------   ------
     Total Consolidated EBIT...............................  $1,042   $1,360   $1,328
                                                             ======   ======   ======

ELECTRIC BUSINESS SEGMENTS

     Beginning in 2002, we are reporting two new business segments for what was the former Electric Operations business segment:

     - Electric Transmission & Distribution; and

     - Electric Generation.

     The Electric Transmission & Distribution business segment reports results from two sources. This business segment includes the regulated electric transmission and distribution operations as well as impacts of generation-related stranded costs recoverable by the regulated utility. The previously regulated generation operations in Texas are being reported in the new Electric Generation business segment.

     As a result of the implementation of deregulation and the corresponding new business segments, the regulated transmission and distribution utility recovers the cost of its service through an energy delivery charge, and not as a component of the prior bundled rate, which included energy and delivery charges. The design of the new energy delivery rate differs from the prior bundled rate. The winter/summer rate differential for residential customers has been eliminated and the energy component of the rate structure for commercial and industrial customers has been removed, which will tend to lessen some of the pronounced seasonal variation of revenues which has been experienced in prior periods.

     Although our former retail sales business is no longer conducted by us, retail customers remained regulated customers of Reliant Energy HL&P through the date of their first meter reading in 2002. Operations during this transition period are reflected in the Electric Transmission & Distribution business segment.

     The new Electric Transmission & Distribution business segment, CenterPoint Houston, reported EBIT of $1.1 billion for 2002, consisting of EBIT of $421 million for the regulated electric transmission and distribution business, including retail sales during the transition period as discussed above, and non-cash EBIT of $697 million of Excess Cost Over Market (ECOM) regulatory assets associated with costs recorded pursuant to the Texas electric restructuring law as explained below. Operating revenues were $1.5 billion, excluding ECOM, and purchased power costs were $66 million in 2002. The purchased power costs relate to operation of the regulated utility during the transition period discussed above.

     In the Electric Transmission & Distribution business segment, throughput declined 2% during 2002 as compared to 2001. The decrease was primarily due to reduced energy delivery in the industrial sector resulting from self-generation by several major customers, partially offset by increased residential usage primarily due to non-weather related factors. Additionally, despite a slowing economy, total metered customers continued to grow at an annual rate of approximately 2% during the year.

     The new Electric Generation business segment, Texas Genco, is comprised of over 14,000 megawatts of electric generation located entirely in the state of Texas. This business segment reported a loss before interest and taxes of $130 million for 2002, primarily due to low natural gas prices and ample generating capacity in Texas, which created a weak price environment when the capacity auctions described below were conducted in late 2001 and early 2002. Operating revenues were $1.5 billion and fuel and purchased power costs were $1.1 billion in 2002.

     Under the Texas electric restructuring law, each power generator that is unbundled from an integrated electric utility in Texas has an obligation to conduct state mandated capacity auctions of 15% of its capacity. In addition, under a master separation agreement between CenterPoint Energy and Reliant Resources, Texas Genco is contractually obligated to auction all capacity in excess of the state mandated capacity auctions. The auctions conducted periodically between September 2001 and January 2003 were consummated at prices below those used in the ECOM model by the Texas Utility Commission. Under the Texas electric restructuring law, a regulated utility, in our case, CenterPoint Houston, may recover in a regulatory proceeding scheduled for 2004 any difference between market prices received through the state mandated auctions and the Texas Utility Commission's earlier estimates of those market prices. This difference, recorded as a regulatory asset, produced $697 million of EBIT in 2002.

     The following tables provide summary data of our Electric Transmission & Distribution and Electric Generation business segments for 2002 and our Electric Operations business segment for 2000 and 2001 (in millions, except throughput, power sales and electric sales data):

                                                              YEAR ENDED DECEMBER 31, 2002
                                                   ---------------------------------------------------
                                                      ELECTRIC
                                                    TRANSMISSION     ELECTRIC
                                                   & DISTRIBUTION   GENERATION   ELIMINATIONS   TOTAL
                                                   --------------   ----------   ------------   ------
                                                                      (IN MILLIONS)
Operating Revenues:
  Electric revenues..............................     $ 1,525        $ 1,541        $  (48)     $3,018
  ECOM true-up...................................         697             --            --         697
                                                      -------        -------        ------      ------
     Total operating revenues....................       2,222          1,541           (48)      3,715
                                                      -------        -------        ------      ------
Operating Expenses:
  Fuel and purchased power.......................          66          1,083           (48)      1,101
  Operation and maintenance......................         575            391            --         966
  Depreciation and amortization..................         271            157            --         428
  Taxes other than income taxes..................         213             43            --         256
                                                      -------        -------        ------      ------
     Total operating expenses....................       1,125          1,674           (48)      2,751
                                                      -------        -------        ------      ------
Operating Income (Loss)..........................       1,097           (133)           --         964
Other Income, net................................          21              3            --          24
                                                      -------        -------        ------      ------
Earnings Before Interest and Income Taxes........     $ 1,118        $  (130)       $   --      $  988
                                                      =======        =======        ======      ======
Throughput (in gigawatt-hours (GWh)):
  Residential....................................      23,025
  Commercial.....................................      18,377
  Industrial.....................................      28,027
  Other..........................................         156
                                                      -------
     Total.......................................      69,585
                                                      =======
Generation Power Sales (in GWh)..................                     51,463
                                                                     =======

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000      2001      2002
                                                           -------   -------   ------
Operating Revenues.......................................  $ 5,494   $ 5,511   $3,715
                                                           -------   -------   ------
Operating Expenses:
  Fuel and purchased power...............................    2,397     2,527    1,101
  Operation and maintenance..............................      978     1,052      966
  Depreciation and amortization..........................      507       453      428
  Taxes other than income taxes..........................      382       376      256
                                                           -------   -------   ------
     Total operating expenses............................    4,264     4,408    2,751
                                                           -------   -------   ------
Operating Income.........................................    1,230     1,103      964
Other Income, net........................................       20        45       24
                                                           -------   -------   ------
Earnings Before Interest and Income Taxes................  $ 1,250   $ 1,148   $  988
                                                           =======   =======   ======
Electric Sales (in (GWh)):
  Residential............................................   22,727    21,371
  Commercial.............................................   17,594    17,967
  Industrial.............................................   33,249    31,059
  Other..................................................    1,724       928
                                                           -------   -------
     Total...............................................   75,294    71,325
                                                           =======   =======

     2002 Compared to 2001. During 2001, our Electric Operations business segment reflected the regulated electric utility business, including generation, transmission and distribution, and retail electric sales. As of January 1, 2002, with the opening of the Texas market to full retail electric competition, generation and retail sales are no longer subject to cost of service regulation. Retail electric sales involve the sale of electricity and related services to end users of electricity and were included as part of the bundled regulated service prior to 2002. Beginning in January 2002, our operations no longer include retail electricity sales. Accordingly, there are no meaningful comparisons for these business segments against prior periods.

     Operation and maintenance expenses for the Electric Transmission & Distribution and Electric Generation segments decreased by $86 million in 2002 compared to those of the Electric Operations business segment in 2001. The decrease was primarily due to:

     - a $77 million decrease in factoring expense as a result of the termination of an agreement under which the former Electric Operations business segment had sold its customer accounts receivable;

     - a $22 million decrease due to fewer plant outages in 2002;

     - a $10 million decrease in transmission cost of service; and

     - a $16 million decrease in transmission line losses in 2002 as this is now a cost of retail electric providers.

     These decreases were partially offset by a $40 million increase in benefits expense, including severance costs of $23 million in connection with the voluntary early retirement program resulting from the mothballing of generating capacity by Texas Genco and the reduction in work force by CenterPoint Houston in 2002.

     In June 1998, the Texas Utility Commission issued an order approving a transition to competition plan (Transition Plan) filed by Reliant Energy in December 1997. In order to reduce Reliant Energy's exposure to potential stranded costs related to generation assets, the Transition Plan permitted the redirection of depreciation expense to generation assets that Reliant Energy otherwise would apply to transmission, distribution and general plant assets. In addition, the Transition Plan provided that all earnings above a stated overall annual rate of return on invested capital be used to recover Reliant Energy's investment in generation assets. Reliant Energy implemented the Transition Plan effective January 1, 1998. For further discussion of the Transition Plan, please read Note 4(a) to our consolidated financial statements.

     Depreciation and amortization decreased $25 million in 2002, compared to 2001. The decrease was primarily due to a decrease in amortization of the book impairment regulatory asset ($281 million) recorded in June 1999, which was fully amortized in December 2001, offset by depreciation expense recorded in 2002 as a result of the discontinuance of redirection of depreciation expense related to electric transmission and distribution assets ($217 million) and increased amortization related to transition property associated with the transition bonds issued in November 2001 ($35 million). For further discussion related to the impairment recorded in June 1999, please read Note 4(a) to our consolidated financial statements.

     Taxes other than income taxes decreased $120 million compared to 2001. The decrease was primarily due to lower property taxes due to lower tax valuations of generation assets ($10 million), lower gross receipts taxes ($64 million), which became the responsibility of the retail electric providers upon deregulation, and lower franchise taxes ($46 million).

     Other income, net decreased $21 million in 2002 compared to 2001. The decrease was primarily due to a $37 million decrease in interest income from under-recovery of fuel in 2002 as compared to 2001, partially offset by a $19 million increase in interest income from affiliated parties.

     2001 Compared to 2000. Our Electric Operations business segment's EBIT for 2001 decreased $102 million compared to 2000. The decrease was primarily due to milder weather, decreased customer demand, increased contract services and benefit expenses and a charge recorded in the fourth quarter of 2001 resulting from the early termination of an accounts receivable factoring agreement. The decrease was also due to the implementation of the pilot program for Texas deregulation in August 2001, reduced rates for certain governmental agencies and increased administrative expenses related to the separation of our regulated and unregulated businesses. These decreases were partially offset by decreased amortization expense and customer growth.

     Operating revenues increased $17 million in 2001. Base revenues decreased $119 million in 2001 due to decreased customer demand as a result of the effect of milder weather compared to 2000 and decreased customer usage on a weather normalized basis. The weather impact represented approximately $84 million of the decrease in base revenues in 2001 as compared to 2000. This decrease was offset by increased reconcilable fuel revenue of $136 million. The 6% increase in reconcilable fuel revenue in 2001 resulted primarily from increased fuel costs as discussed below. The Texas Utility Commission provides for recovery of certain fuel and purchased power costs through a fixed fuel factor included in electric rates. Revenues collected through this factor are adjusted monthly to equal expenses; therefore, these revenues and expenses have no effect on earnings unless fuel costs are subsequently determined not to be recoverable. The adjusted over/under recovery of fuel costs is recorded in our Consolidated Balance Sheets as regulatory liabilities or regulatory assets, respectively.

     Fuel and purchased power expenses in 2001 increased by $130 million, or 5%, over 2000 expenses. This increase is due to increased purchased power volume related to the load balancing requirements associated with ERCOT adapting to a single control area, with a slightly higher cost for purchased power ($44.26 and $44.42 per megawatt hour in 2000 and 2001, respectively). The purchased power increase was partially offset by the decline in the volume of natural gas used at a slightly higher rate ($3.98 and $4.23 per million British thermal units in 2000 and 2001, respectively).

     Operation and maintenance expenses increased $74 million in 2001 compared to 2000 primarily due to the following items:

     - a $32 million increase in benefits expense primarily driven by medical and pension costs;

     - a $16 million increase in contract services due to additional major and solid fuel outages at our generating plants in 2001 compared to shorter, routine outages in 2000;

     - an $11 million increase in administrative expenses related to the separation of our regulated and unregulated businesses; and

     - a $20 million charge recorded in the fourth quarter of 2001 resulting from the early termination of an accounts receivable factoring agreement.

     Depreciation and amortization expense decreased $54 million primarily due to a decrease in amortization of the book impairment regulatory asset recorded in June 1999 and decreased amortization expense due to regulatory assets related to cancelled projects being fully amortized in June 2000, partially offset by accelerated amortization of certain regulatory assets related to energy conservation management as required by the Texas Utility Commission.

     Other income, net increased $25 million in 2001 compared to 2000. The increase was primarily due to an increase in interest income from under-recovery of fuel in 2001 compared to 2000.

NATURAL GAS DISTRIBUTION

     Our Natural Gas Distribution business segment's operations consist of intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. This business segment's operations also include non-rate regulated natural gas sales to and transportation services for commercial and industrial customers in the six states listed above as well as several other Midwestern states.

     The following table provides summary data of our Natural Gas Distribution business segment for 2000, 2001 and 2002 (in millions, except throughput data):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
Operating Revenues.........................................  $4,504   $4,742   $3,960
                                                             ------   ------   ------
Operating Expenses:
  Natural gas..............................................   3,590    3,814    2,995
  Operation and maintenance................................     553      541      539
  Depreciation and amortization............................     145      147      126
  Taxes other than income taxes............................      98      110      102
                                                             ------   ------   ------
     Total operating expenses..............................   4,386    4,612    3,762
                                                             ------   ------   ------
Operating Income...........................................     118      130      198
Other Income, net..........................................       4       19       12
                                                             ------   ------   ------
Earnings Before Interest and Income Taxes..................  $  122   $  149   $  210
                                                             ======   ======   ======
Throughput (in billion cubic feet (Bcf)):
  Residential and commercial sales.........................     320      310      324
  Industrial sales.........................................      57       50       47
  Transportation...........................................      50       49       57
  Non-rate regulated commercial and industrial.............     565      445      471
                                                             ------   ------   ------
     Total Throughput......................................     992      854      899
                                                             ======   ======   ======

     Generally, the utility operations of our Natural Gas Distribution business segment are allowed to flow through the cost of natural gas to our customers through purchased gas adjustment provisions in tariffs adopted pursuant to regulations of the states in which they operate. Differences between actual gas costs and the amount collected from customers are deferred on the balance sheet so that there is no material impact on EBIT.

     2002 Compared to 2001. Our Natural Gas Distribution business segment's EBIT increased $61 million for the year ended December 31, 2002 as compared to the same period in 2001. Operating margins (revenues less fuel costs) in 2002 were $37 million higher than in 2001 primarily as a result of improved margins from rate increases in 2002, a 5% increase in throughput and changes in estimates of unbilled revenues and deferred gas costs, which reduced operating margins in 2001.

     Operation and maintenance expenses decreased $2 million in 2002 as compared to 2001 primarily due to a reduction in bad debt expense in 2002 as a result of improved collections and lower gas prices, offset by higher benefits expense and administrative expenses.

     Depreciation and amortization expense decreased approximately $21 million for the year ended December 31, 2002 primarily as a result of the discontinuance of goodwill amortization in accordance with SFAS No. 142 as further discussed in
Note 3(d) to our consolidated financial statements. Goodwill amortization was $31 million for the year ended December 31, 2001. This was partially offset by an increase in depreciation expense due to an increased asset base.

     Taxes other than income taxes decreased $8 million for the year ended December 31, 2002 as compared to the same period in 2001, due primarily to reduced franchise fees as a result of decreased revenues.

     2001 Compared to 2000. Our Natural Gas Distribution business segment's EBIT increased $27 million in 2001 from 2000. Operating margins (revenues less fuel costs) in 2001 were $14 million higher than in 2000 primarily due to increased volumes in the first quarter of 2001 due to the effect of colder weather, partially offset by changes in estimates of unbilled revenues and recoverability of deferred gas accounts and other items.

     Operation and maintenance expenses decreased $12 million in 2001 as compared to 2000 primarily due to expenses totaling approximately $31 million incurred in 2000 in connection with exiting certain non-rate regulated natural gas business activities outside our established market areas offset by the following items:

     - increased bad debt expense due to higher natural gas prices in the first quarter of 2001; and

     - higher employee benefit costs.

     Other income, net increased $15 million in 2001 compared to 2000. The increase was primarily due to a $12 million increase in interest income from affiliated parties.

PIPELINES AND GATHERING

     Our Pipelines and Gathering business segment operates two interstate natural gas pipelines and provides gathering and pipeline services.

     The following table provides summary data of our Pipelines and Gathering business segment for 2000, 2001 and 2002 (in millions, except throughput data):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
Operating Revenues.........................................  $  384   $  415   $  374
                                                             ------   ------   ------
Operating Expenses:
  Natural gas..............................................      76       79       32
  Operation and maintenance................................     100      121      130
  Depreciation and amortization............................      56       58       41
  Taxes other than income taxes............................      15       20       18
                                                             ------   ------   ------
     Total operating expenses..............................     247      278      221
                                                             ------   ------   ------
Operating Income...........................................     137      137      153
Other Income, net..........................................      --        1        5
                                                             ------   ------   ------
Earnings Before Interest and Income Taxes..................  $  137   $  138   $  158
                                                             ======   ======   ======
Throughput (Bcf):
  Natural gas sales........................................      14       18       14
  Transportation...........................................     845      819      845
  Gathering................................................     288      300      287
  Elimination(1)...........................................     (12)      (9)      (9)
                                                             ------   ------   ------
     Total Throughput......................................   1,135    1,128    1,137
                                                             ======   ======   ======

---------------

(1) Elimination of volumes both transported and sold.

     2002 Compared to 2001. Our Pipelines and Gathering business segment's EBIT increased $20 million in 2002 from 2001 as discussed below.

     Operation and maintenance expenses increased $9 million for the year ended December 31, 2002 compared to 2001 primarily due to project work consisting of construction management, material acquisition, engineering, project planning and other services as well as increased employee benefit costs. Project work expenses are offset by revenues billed for these services.

     Depreciation and amortization expense decreased $17 million in 2002 as compared to 2001 primarily as a result of the discontinuance of goodwill amortization in accordance with SFAS No. 142 as further discussed in Note 3(d) to our consolidated financial statements.

     Other income increased $4 million in 2002 as compared to 2001 primarily due to interest accrued on a fuel-related sales tax refund.

     2001 Compared to 2000. Our Pipelines and Gathering business segment's EBIT for 2001 was consistent with 2000 results. Increased gas gathering and processing revenues were offset by increased operating expenses associated with a rate case which began in 2001, higher employee benefit costs and increased franchise taxes.

OTHER OPERATIONS

     Our Other Operations business segment consists primarily of certain Latin America equity investments, office buildings and other real estate used in our business operations, district cooling in the central business district in downtown Houston, energy management services and other corporate operations which support all of our business operations.

     The following table shows EBIT of our Other Operations business segment for the 2000, 2001 and 2002:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2000      2001     2002
                                                              -------   ------   ------
Operating Revenues..........................................   $   9     $  9     $ 17
Operating Expenses..........................................      86       60        2
                                                               -----     ----     ----
Operating Income (Loss).....................................     (77)     (51)      15
Other Expense, net..........................................    (387)      (8)     (14)
                                                               -----     ----     ----
Earnings (Loss) Before Interest and Income Taxes............   $(464)    $(59)    $  1
                                                               =====     ====     ====

     2002 Compared to 2001. Our Other Operations business segment's EBIT increased by $60 million in 2002 compared to 2001. The increase was primarily due to reductions in unallocated corporate costs of $34 million and reductions in corporate accruals, primarily benefits, of $27 million.

     2001 Compared to 2000. Other Operations' loss before interest and taxes decreased by $405 million in 2001 compared to 2000. This decrease was primarily due to a $307 million pre-tax decrease in losses/ impairments related to our Latin America equity investments in 2000 and a $91 million pre-tax decrease in a non-cash loss on our AOL TW investment and related indexed debt securities in 2001 as compared to 2000.

DISCONTINUED OPERATIONS

     On September 30, 2002, CenterPoint Energy distributed all of the shares of Reliant Resources common stock owned by CenterPoint Energy on a pro rata basis to shareholders of CenterPoint Energy common stock. The consolidated financial statements have been prepared to reflect the effect of the Reliant Resources Distribution as described above on the CenterPoint Energy consolidated financial statements. The consolidated financial statements present the Reliant Resources businesses (Wholesale Energy, European Energy, Retail Energy and related corporate costs) as discontinued operations for each of the years in the two year period ended December 31, 2001 and for the nine months ended September 30, 2002. We also recorded a $4.4 billion non-cash loss on disposal of these discontinued operations. This loss represents the excess of the carrying value of our net investment in Reliant Resources over the market value of Reliant Resources common stock.

     Subsequent to December 31, 2002, we sold our remaining Latin America operations. The consolidated financial statements present these Latin America operations as discontinued operations in accordance with SFAS No. 144. Accordingly, the consolidated financial statements include the necessary reclassifications to reflect these operations as discontinued operations for each of the three years in the period ended December 31, 2002.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

     For information regarding our exposure to risk as a result of fluctuations in commodity prices and derivative instruments, please read "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A of this report.

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS

     Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on numerous factors including:

     - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

        - approval of stranded costs;

        - allowed rates of return;

        - rate structures;

        - recovery of investments; and

        - operation and construction of facilities;

     - non-payment for our services due to financial distress of our customers, including Reliant Resources;

     - the successful and timely completion of our capital projects;

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

     - changes in business strategy or development plans;

     - the timing and extent of changes in commodity prices, particularly natural gas;

     - changes in interest rates or rates of inflation;

     - unanticipated changes in operating expenses and capital expenditures;

     - weather variations and other natural phenomena;

     - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

     - actions by rating agencies;

     - legal and administrative proceedings and settlements;

     - changes in tax laws;

     - inability of various counterparties to meet their obligations with respect to our financial instruments;

     - any lack of effectiveness of our disclosure controls and procedures;

     - changes in technology;

     - significant changes in our relationship with our employees, including the availability of qualified personnel and the potential adverse effects if labor disputes or grievances were to occur;

     - significant changes in critical accounting policies;

     - acts of terrorism or war, including any direct or indirect effect on our business resulting from terrorist attacks such as occurred on September 11, 2001 or any similar incidents or responses to those incidents;

     - the availability and price of insurance;

     - the outcome of the pending securities lawsuits against us, Reliant Energy and Reliant Resources;

     - the outcome of the Securities and Exchange Commission investigation relating to the treatment in our consolidated financial statements of certain activities of Reliant Resources;

     - the ability of Reliant Resources to satisfy its indemnity obligations to us;

     - the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in our service territory, including the systems owned and operated by the ERCOT ISO;

     - political, legal, regulatory and economic conditions and developments in the United States; and

     - other factors discussed in Item 1 of this report under "Risk Factors."

                        LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL CASH FLOWS

     The net cash provided by/used in operating, investing and financing activities for 2000, 2001 and 2002 is as follows (in millions):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   -------   -----
Cash provided by (used in):
  Operating activities.....................................  $  954   $ 1,731   $ 303
  Investing activities.....................................    (219)   (1,199)   (755)
  Financing activities.....................................   1,353    (1,045)    723

 CASH PROVIDED BY OPERATING ACTIVITIES

     Net cash provided by operations in 2002 decreased $1.4 billion compared to 2001. This decrease primarily resulted from a $1.0 billion increase in net regulatory assets and liabilities due primarily to refunds of excess mitigation credits to ratepayers in 2002 ($224 million) and an increase in non-cash revenue related to the ECOM true-up, which resulted in a $697 million increase in regulatory assets in 2002, as well as $156 million paid in connection with the settlement of forward-starting interest rate swaps with an aggregate notional amount of $1.5 billion. Other changes in working capital also contributed to this decrease.

     Net cash provided by operations in 2001 increased $777 million compared to 2000. This increase primarily resulted from:

     - significant reductions in accounts receivable, partially offset by reductions in accounts payable, during 2001 compared to 2000 as a result of higher natural gas prices experienced in late 2000; and

     - an increase in recovered fuel costs by our Electric business segments.

     This increase was partially offset by other changes in working capital.

 CASH USED IN INVESTING ACTIVITIES

     Net cash used in investing activities decreased $444 million during 2002 compared to 2001 due primarily to decreased environmental-related capital expenditures in our electric business segments.

     Net cash used in investing activities increased $980 million during 2001 compared to 2000. This increase was primarily due to additional capital expenditures in 2001 of $305 million primarily related to our Electric business segments and net proceeds of $729 million received in 2000 from the sale of our Latin America assets, net of investments and advances.

 CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

     Cash flows provided by financing activities increased $1.8 billion in 2002 compared to 2001, primarily due to an increase in short-term borrowings of $668 million as compared to a decrease in short-term borrowings of $1.4 billion in 2001.

     Cash flows used in financing activities increased $2.4 billion in 2001 compared to 2000, primarily due to a decline in short term borrowings, partially offset by an increase in proceeds from long-term debt.

FUTURE SOURCES AND USES OF CASH

     We believe that our borrowing capability combined with cash flows from operations will be sufficient to meet the operational capital and debt service needs of our businesses for the next twelve months.

     Our liquidity and capital requirements will be affected by:

     - capital expenditures;

     - debt service requirements;

     - various regulatory actions; and

     - working capital requirements.

     The following table sets forth our capital requirements for 2002, and estimates of our capital requirements for 2003 through 2007 (in millions):

                                                     2002   2003   2004   2005   2006   2007
                                                     ----   ----   ----   ----   ----   ----
Electric Transmission & Distribution...............  $261   $258   $300   $300   $295   $300
Electric Generation (with nuclear fuel)(1).........   280    150     96     68     51     64
Natural Gas Distribution...........................   196    204    216    213    210    210
Pipelines and Gathering............................    70     60     63     48     44     42
Other Operations...................................    47     12     25     21     15      9
                                                     ----   ----   ----   ----   ----   ----
  Total............................................  $854   $684   $700   $650   $615   $625
                                                     ====   ====   ====   ====   ====   ====

---------------
(1) It is anticipated that Reliant Resources will purchase the majority interest in Texas Genco held by CenterPoint Energy in early 2004 pursuant to the terms of an option that Reliant Resources holds or that this interest or individual generating assets will otherwise be sold to one or more other parties.

     The following table sets forth estimates of our contractual obligations to make future payments for 2003 through 2007 and thereafter (in millions):

                                                                                        2008 AND
CONTRACTUAL OBLIGATIONS                TOTAL     2003    2004    2005    2006   2007   THEREAFTER
-----------------------               -------   ------   ----   ------   ----   ----   ----------
Long-term debt(1)...................  $ 9,985   $  703   $ 42   $5,574   $206   $ 66     $3,394
Capital leases......................       20        3      5        5      4      2          1
Short-term borrowing, including
  credit facilities.................      347      347     --       --     --     --         --
Trust preferred securities..........      706       --     --       --     --     --        706
Operating lease payments(2).........      263       31     28       26     24     23        131
Non-trading derivative
  liabilities.......................       27       26      1       --     --     --         --
Other commodity commitments(3)......    1,410      292    165      169    174    167        443
                                      -------   ------   ----   ------   ----   ----     ------
  Total contractual cash
     obligations....................  $12,758   $1,402   $241   $5,774   $408   $258     $4,675
                                      =======   ======   ====   ======   ====   ====     ======

---------------
(1) On February 28, 2003, CenterPoint Energy extended the termination date of its $3.85 billion credit facility to June 30, 2005 as discussed further below. As a result of this extension, the $3.85 billion credit facility has been classified as long-term debt as of December 31, 2002 in the Consolidated Balance Sheet.

(2) For a discussion of operating leases, please read Note 13(b) to our consolidated financial statements.

(3) For a discussion of other commodity commitments, please read Note 13(a) to our consolidated financial statements.

     Long-Term Debt. Our long-term debt consists of our obligations and obligations of our subsidiaries, including transition bonds issued by an indirect wholly owned subsidiary (transition bonds).

     On February 28, 2003, we reached agreement with a syndicate of banks on a second amendment to our $3.85 billion bank facility (the "Second Amendment"). Under the Second Amendment, the maturity date of the bank facility was extended from October 2003 to June 30, 2005, and the $1.2 billion in mandatory prepayments that would have been required this year (including $600 million due on February 28, 2003) were eliminated. The facility consists of a $2.35 billion term loan and a $1.5 billion revolver. The revolver was fully drawn as of February 28, 2003. Borrowings bear interest based on the London interbank offered rate (LIBOR) under a pricing grid tied to our credit rating. At our current credit ratings, the pricing for loans remains the same. The drawn cost for the facility at our current ratings is LIBOR plus 450 basis points. We have agreed to pay the banks an extension fee of 75 basis points on the amounts outstanding under the bank facility on October 9, 2003. We also paid $41 million in fees that were due on February 28, 2003, along with $20 million in fees that had been due on June 30, 2003.

     In addition, the interest rates will be increased by 25 basis points beginning May 28, 2003 if we do not grant the banks a security interest in our 81% stock ownership of Texas Genco. Granting the security interest in the stock of Texas Genco requires approval from the SEC under the 1935 Act, which is currently being sought. That security interest would be released when we sell Texas Genco, which is expected to occur in 2004. Proceeds from the sale will be used to reduce the bank facility.

     Also under the Second Amendment, on or before May 28, 2003, we expect to grant to the banks warrants to purchase up to 10%, on a fully diluted basis, of our common stock at a price equal to the greater of $6.56 per share or 110% of the closing price on the New York Stock Exchange on the date the warrants are issued. The warrants would not be exercisable for a year after issuance but would remain outstanding for four years; provided, that if we reduce the bank facility during 2003 by specified amounts, the warrants will be extinguished. To the extent that we reduce the bank facility by up to $400 million on or before May 28, 2003, up to half of the warrants will be extinguished on a basis proportionate to the reduction in the credit facility. To the extent such warrants are not extinguished on or before May 28, 2003, they will vest and become exercisable in accordance with their terms. Whether or not we are able to extinguish warrants on or before May 28, 2003, the remaining 50% of the warrants will be extinguished, again on a proportionate basis, if we reduce the bank facility by up to $400 million by the end of 2003. We plan to eliminate the warrants entirely before they vest by accessing the capital markets to fund the total payments of $800 million during 2003; however, because of current financial market conditions and uncertainties regarding such conditions over the balance of the year, there can be no assurance that we will be able to extinguish the warrants or to do so on favorable terms.

     The warrants and the underlying common stock would be registered with the SEC and could be exercised either through the payment of the purchase price or on a "cashless" basis under which we would issue a number of shares equal to the difference between the then-current market price and the warrant exercise price. Issuance of the warrants is also subject to obtaining SEC approval under the 1935 Act, which is currently being sought. If that approval is not obtained on or before May 28, 2003, we will provide the banks equivalent cash compensation over the term that our warrants would have been exercisable to the extent they are not otherwise extinguished.

     In the Second Amendment, we also agreed that our quarterly common stock dividend will not exceed $0.10 per share. If we have not reduced the bank facility by a total of at least $400 million by the end of 2003, of which at least $200 million has come from the issuance of capital stock or securities linked to capital stock (such as convertible debt), the maximum dividend payable during 2004 and for the balance of the term of the facility is subject to an additional test. Under that test the maximum permitted quarterly dividend will be the lesser of (i) $0.10 per share or (ii) 12.5% of our net income per share for the 12 months ended on the last day of the previous quarter.

     The Second Amendment provides that proceeds from capital stock or indebtedness issued or incurred by us must be applied (subject to a $200 million basket for CERC and another $250 million basket for borrowings by us and other limited exceptions) to repay bank loans and reduce the bank facility. Similarly, cash proceeds from the sale of assets of more than $30 million or, if less, a group of sales aggregating more than $100 million, must be applied to repay bank loans and reduce the bank facility, except that proceeds of up to $120 million can be reinvested in our businesses.

     On November 12, 2002, CenterPoint Houston entered into a $1.3 billion collateralized term loan maturing November 2005. The interest rate on the loan is LIBOR plus 9.75%, subject to a minimum rate of 12.75%. The loan is secured by CenterPoint Houston's general mortgage bonds. Proceeds from the loan were used (1) to repay CenterPoint Houston's $850 million term loan, (2) to repay $300 million of debt that matured on November 15, 2002, (3) to purchase $100 million of pollution control bonds on December 2, 2002, and (4) to pay costs of issuance. The loan agreement contains various business and financial covenants, including a covenant restricting CenterPoint Houston's debt, excluding transition bonds, as a percent of its total capitalization to 68%. The loan agreement also limits incremental secured debt that may be issued by CenterPoint Houston to $300 million.

     One of our indirect finance subsidiaries, CenterPoint Energy Transition Bond Company, LLC, has $736 million aggregate principal amount of outstanding transition bonds that were issued in 2001 in accordance with the Texas electric restructuring law. Classes of the transition bonds have final maturity dates of September 15, 2007, September 15, 2009, September 15, 2011 and September 15, 2015 and bear interest at rates of 3.84%, 4.76%, 5.16% and 5.63%, respectively. The transition bonds are secured by "transition property," as defined in the Texas electric restructuring law, which includes the irrevocable right to recover, through non-bypassable transition charges payable by retail electric customers, qualified costs provided in the Texas electric restructuring law. The transition bonds are reported as our long-term debt, although the holders of the transition bonds have no recourse to any of our assets or revenues, and our creditors have no recourse to any assets or revenues (including, without limitation, the transition charges) of the transition bond company. CenterPoint Houston has no payment obligations with respect to the transition bonds except to remit collections of transition charges as set forth in a servicing agreement between CenterPoint Houston and the transition bond company and in an intercreditor agreement among CenterPoint Houston, our indirect transition bond subsidiary and other parties.

     We purchased $175 million principal amount of outstanding pollution control bonds in the fourth quarter of 2002 at 100% of their principal amount. If market conditions permit, we expect to remarket the $175 million principal amount of pollution control bonds in the first half of 2003.

     Long-term debt maturities in 2003 include $150 million principal amount of medium-term notes maturing in April 2003 and $16.6 million principal amount of pollution control bonds maturing in December 2003. In addition, CERC Corp. has $500 million principal amount of Term Enhanced Remarketable Securities that must be repaid or remarketed in November 2003.

     We have $840 million of outstanding ZENS that may be exchanged for cash at any time. Holders of ZENS submitted for exchange are entitled to receive a cash payment equal to 95% of the market value of the reference shares of AOL TW Common. There are 1.5 reference shares of AOL TW Common for each of the 17.2 million ZENS units originally issued (of which approximately 16% were exchanged for cash of approximately $45 million in 2002). The exchange market value is calculated using the average closing price per share of AOL TW Common on the New York Stock Exchange on one or more trading days following the notice date for the exchange. One of our subsidiaries owns the reference shares of AOL TW Common and generally liquidates such holdings to the extent of ZENS exchanged. Cash proceeds from such liquidations are used to fund ZENS exchanged for cash. Although proceeds from the sale of AOL TW Common offset the cash paid on exchanges, ZENS exchanges result in a cash outflow because of our current tax obligations. Current tax obligations in 2002 increased by $58 million as a result of the 2002 exchanges of ZENS having a principal amount of $160 million and the related sale of 4.1 million shares of AOL TW Common.

     CenterPoint Houston has issued approximately $1.2 billion aggregate principal amount of first mortgage bonds and approximately $1.8 billion aggregate principal amount of general mortgage bonds, of which approximately $1.1 billion combined aggregate principal amount of first mortgage bonds and general mortgage bonds collateralizes debt of CenterPoint Energy. The general mortgage bonds are issued under the General Mortgage Indenture dated as of October 10, 2002. The lien of the general mortgage indenture is junior to that of the Mortgage, pursuant to which the first mortgage bonds are issued. The aggregate amount of additional general mortgage bonds and first mortgage bonds that could be issued is approximately $900 million based on estimates of the value of property encumbered by the General Mortgage, the cost of such property and the 70% bonding ratio contained in the General Mortgage. The issuance of additional first mortgage and general mortgage bonds is currently contractually limited to an additional $300 million of general mortgage bonds.

     Short-Term Debt and Receivables Facility. During 2003, the following bank and receivables facilities are scheduled to terminate on the dates indicated.

BORROWER/ SELLER                     AMOUNT OF FACILITY   TERMINATION DATE    TYPE OF FACILITY
----------------                     ------------------   -----------------   ----------------
                                       (IN MILLIONS)
CERC Corp..........................         $350          March 31, 2003      Revolver
CERC Corp..........................          150          November 14, 2003   Receivables
CenterPoint Houston................           75          April 30, 2003      Revolver
                                            ----
  Total............................         $575
                                            ====

     As of December 31, 2002, there was $347 million borrowed under CERC's $350 million revolving credit facility. On February 28, 2003, CERC executed a commitment letter with a major bank for a $350 million, 180-day bridge facility, which is subject to the satisfaction of various closing conditions. This facility will be available for repaying borrowings under CERC's existing $350 million revolving credit facility that expires on March 31, 2003 in the event sufficient proceeds are not raised in the capital markets to repay such borrowings on or before March 31, 2003. Final terms for the bridge facility have not been established, but it is anticipated that the rates for borrowings under the facility will be LIBOR plus 450 basis points. CERC paid a commitment fee of 25 basis points on the commitment amount and will be required to pay a facility fee of 75 basis points on the amount funded and an additional 100 basis points on the amount funded and outstanding for more than two months. In connection with this facility, CERC expects to provide the lender with collateral in the form of a security interest in the stock it owns in its interstate natural gas pipeline subsidiaries.

     On December 31, 2002, CERC Corp. had received proceeds from the sale of receivables of approximately $107 million under its $150 million receivables facility and its $350 million bank facility was fully drawn or utilized in the form of letters of credit. Advances under the $150 million receivables facility are not recorded as a financing because the facility provides for the sale of receivables to third parties as discussed in Note 3(i) to the consolidated financial statements.

     In February 2003, CenterPoint Houston obtained a $75 million revolving credit facility that terminates on April 30, 2003. A condition precedent to utilizing the facility is that security in the form of general mortgage bonds must be delivered to the lender. Rates for borrowings under this facility, including the facility fee, will be LIBOR plus 250 basis points.

     On December 31, 2002, we had $265 million of temporary investments.

     Refunds to CenterPoint Houston Customers. An order issued by the Texas Utility Commission on October 3, 2001 established the transmission and distribution rates that became effective in January 2002. The Texas Utility Commission determined that CenterPoint Houston had overmitigated its stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets (an amount equal to earnings above a stated overall rate of return on rate base that was used to recover our investment in generation assets) as provided under the 1998 transition plan and the Texas electric restructuring law. In this final order, CenterPoint Houston is required to reverse the amount of redirected depreciation and accelerated depreciation taken for regulatory purposes as allowed under the transition plan and the Texas electric restructuring law. Per the October 3, 2001 order, CenterPoint Houston recorded a regulatory liability to reflect the prospective refund of the accelerated depreciation. CenterPoint Houston began refunding excess mitigation credits with the January 2002 unbundled bills, to be refunded over a seven-year period. The annual refund of excess earnings is approximately $237 million. Under the Texas electric restructuring law, a final settlement of these stranded costs will occur in 2004.

     Cash Requirements in 2003. Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, and working capital needs.

     Our principal cash requirements during 2003 include the following:

     - $167 million of maturing long-term debt;

     - approximately $684 million of capital expenditures;

     - an estimated $237 million which we are obligated to return to customers as a result of the Texas Utility Commission's findings of over-mitigation of stranded costs;

     - remarketing or refinancing of $500 million of CERC Corp. debt, plus the possible payment of option termination costs (currently estimated to be $61 million) as discussed in "Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Risk" in Item 7A;

     - payments expected to aggregate $350 million in connection with the termination of bank facilities unless replacement facilities or extensions are arranged; and

     - dividend payments on CenterPoint Energy common stock.

     We expect to meet our capital requirements through cash flows from operations, short-term borrowings and proceeds from debt and/or equity offerings. We believe that our current liquidity, along with anticipated cash flows from operations and proceeds from short-term borrowings, including the renewal, extension or replacement of existing bank facilities, and anticipated sales of securities in the capital markets will be sufficient to meet our cash needs. However, disruptions in our ability to access the capital markets on a timely basis could adversely affect our liquidity. Limits on our ability to issue secured debt, as described in this report, may adversely affect our ability to issue debt securities. In addition, the recent cost of our secured debt issuances has been very high. A similar cost with regard to additional issuances could significantly impact our debt service. Please read "Risk Factors -- Risk Factors Associated with Financial Condition and Other
Risks -- If we are unable to arrange future financings on acceptable terms, our ability to fund future capital expenditures and refinance existing indebtedness could be limited" in Item 1 of this report.

     At December 31, 2002, CenterPoint Energy had a shelf registration statement for 15 million shares of common stock and CERC Corp. had a shelf registration statement covering $50 million of debt securities. The amount of any debt security or any security having equity characteristics that we can issue, whether registered or unregistered, or whether debt is secured or unsecured, is expected to be affected by the market's perception of our creditworthiness, general market conditions and factors affecting our industry. Proceeds from the sales of securities are expected to be used primarily to refinance debt.

     Principal Factors Affecting Cash Requirements in 2004 and 2005. We anticipate selling our 81% ownership interest in Texas Genco in 2004. Should Reliant Resources decline to exercise its option to purchase our interest in Texas Genco, we will explore other alternatives to monetize Texas Genco's assets, including possible sale of our ownership interest in Texas Genco or of its individual generating assets, which may significantly affect the timing of any cash proceeds. Proceeds from that sale, plus proceeds from the securitization in 2004 or 2005 of stranded costs related to generating assets of Texas Genco and generation related regulatory assets, are expected to aggregate in excess of $5 billion.

     We expect to issue securitization bonds in 2004 or 2005 to monetize and recover the balance of stranded costs relating to electric generation assets and other qualified costs as determined in the 2004 true-up proceeding. The issuance will be done pursuant to a financing order to be issued by the Texas Utility Commission. As with the debt of our existing transition bond company, payments on these new securitization bonds would also be made from funds obtained through non-bypassable charges assessed to retail electric customers required to take delivery service from CenterPoint Houston. The holders of the securitization bonds would not have recourse to any of our assets or revenues, and our creditors would not have recourse to any assets or revenues of the entity issuing the securitization bonds. All or a portion of the proceeds from the issuance of securitization bonds remaining after repayment of CenterPoint Houston's $1.3 billion collateralized term loan are expected to be utilized to retire other existing debt.

     Impact on Liquidity of a Downgrade in Credit Ratings. As of March 4, 2003, Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services, a division of The McGraw Hill Companies

(S&P), and Fitch, Inc. (Fitch) had assigned the following credit ratings to senior debt of CenterPoint Energy and certain subsidiaries:

                                             MOODY'S                 S&P                  FITCH
                                       -------------------   -------------------   -------------------
                                       RATING   OUTLOOK(1)   RATING   OUTLOOK(2)   RATING   OUTLOOK(3)
                                       ------   ----------   ------   ----------   ------   ----------
COMPANY/INSTRUMENT
CenterPoint Energy
  Senior Unsecured Debt..............    Ba1     Negative     BBB-      Stable      BBB-     Negative
CenterPoint Houston
  Senior Secured Debt (First Mortgage
     Bonds)..........................   Baa2       Stable     BBB       Stable      BBB+     Negative
CERC Corp.
  Senior Debt........................    Ba1     Negative     BBB       Stable      BBB      Negative

---------------

(1) A "negative" outlook from Moody's reflects concerns over the next 12 to 18 months which will either lead to a review for a potential downgrade or a return to a stable outlook. A "stable outlook" from Moody's indicates that Moody's does not expect to put the rating on review for an upgrade or downgrade within 18 months from when the outlook was assigned or last affirmed.

(2) A "stable" outlook from S&P indicates that the rating is not likely to change over the intermediate to longer term.

(3) A "negative" outlook from Fitch encompasses a one- to two-year horizon as to the likely rating direction.

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing, the cost of such financings and the execution of our commercial strategies.

     A decline in credit ratings would increase facility fees and borrowing costs under our existing bank credit facilities. A decline in credit ratings would also increase the interest rate on long-term debt to be issued in the capital markets and would negatively impact our ability to complete capital market transactions.

     Our bank facilities contain "material adverse change" clauses that could impact our ability to make new borrowings under these facilities. The "material adverse change" clauses in most of our bank facilities relate to an event, development or circumstance that has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition or operations of the borrower and its subsidiaries taken as a whole, or (b) the legality, validity or enforceability of the loan documents.

     The $150 million receivables facility of CERC Corp. requires the maintenance of credit ratings of at least BB from S&P and Ba2 from Moody's. Receivables would cease to be sold in the event a credit rating fell below the threshold.

     Each ZENS note is exchangeable at the holder's option at any time for an amount of cash equal to 95% of the market value of the reference shares of AOL TW Common attributable to each ZENS note. If our creditworthiness were to drop such that ZENS note holders thought our liquidity was adversely affected or the market for the ZENS notes were to become illiquid, some ZENS holders might decide to exchange their ZENS for cash. Funds for the payment of cash upon exchange could be obtained from the sale of the AOL TW Common that we own or from other sources. We own shares of AOL TW Common equal to 100% of the reference shares used to calculate our obligation to the holders of the ZENS notes. ZENS exchanges result in a cash outflow because deferred tax liabilities related to the ZENS and AOL TW Common become current tax obligations when ZENS are exchanged and AOL TW Common is sold.

     CenterPoint Energy Gas Resources Corp., a wholly owned subsidiary of CERC Corp., provides comprehensive natural gas sales and services to industrial and commercial customers who are primarily located within or near the territories served by our pipelines and distribution subsidiaries. In order to hedge its exposure to natural gas prices, CenterPoint Energy Gas Resources Corp. has agreements with provisions standard for the industry that establish credit thresholds and require a party to provide additional collateral on two business days' notice when that party's rating or the rating of a credit support provider for that party (CERC Corp. in this case) falls below those levels. As of March 4, 2003, the senior unsecured debt of CERC Corp. was rated BBB by S&P and Ba1 by Moody's. Based on these ratings, we estimate that unsecured credit limits extended to CenterPoint Energy Gas Resources Corp. by counterparties could aggregate $25 million; however, utilized credit capacity is significantly lower.

     Cross Defaults. Under our bank facility, a payment default by us or any of our significant subsidiaries on any indebtedness exceeding $50 million will cause a default.

     Pension Plan. As discussed in Note 11 to the consolidated financial statements, we maintain a non-contributory pension plan covering substantially all employees. Employer contributions are based on actuarial computations that establish the minimum contribution required under the Employee Retirement Income Security Act of 1974 (ERISA) and the maximum deductible contribution for income tax purposes. During 2001, we contributed from treasury stock $107 million of CenterPoint Energy common stock to the plan. No contributions were made to the plan during 2002.

     Under the terms of our pension plan, we reserve the right to change, modify or terminate the plan. Our funding policy is to review amounts annually and contribute an amount at least equal to the minimum contribution required under ERISA.

     Plan assets used to satisfy pension obligations have been adversely impacted by the recent decline in equity market values. However, based on current estimates, we will not be required to make pension contributions until 2005.

     In accordance with SFAS No. 87, "Employers' Accounting for Pensions," (SFAS
87) changes in pension obligations and assets may not be immediately recognized as pension costs in the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of benefit payments provided to plan participants.

     In 2000, we recorded a pension benefit of $39 million. Pension costs were $39 million and $35 million for 2001 and 2002, respectively. Included in the net pension benefit cost in 2001 was $45 million of expense related to Reliant Resources' participants. For 2002, a pension benefit of $4 million was recorded related to Reliant Resources' participants. Pension benefit and expense for Reliant Resources' participants are reflected in the Statement of Consolidated Operations as discontinued operations.

     The calculation of pension expense and related liabilities requires the use of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. Two of the most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

     As of December 31, 2002, the expected long-term rate of return on plan assets was changed from 9.5% to 9.0%. The change in the assumption was developed by reviewing the plan's targeted asset allocation and asset class return expectations. We believe that our long-term asset allocation on average will approximate the targeted allocation. We regularly review our actual asset allocation and periodically rebalance plan assets as appropriate.

     As of December 31, 2002, the projected benefit obligation was calculated assuming a discount rate of 6.75%, which is a .5% decline from the 7.25% discount rate assumed in 2001. The discount rate was determined by reviewing yields on high-quality bonds that receive one of the two highest ratings given by a recognized rating agency and the expected duration of pension obligation specific to the characteristics of our plan.

     Pension expense for 2003 is estimated to be $90 million based on an expected return on plan assets of 9.0% and a discount rate of 6.75% as of December 31, 2002. If the expected return assumption was lowered by .5% (from 9.0% to 8.5%), 2003 pension expense would increase by approximately $5 million. Similarly, if the discount rate was lowered by .5% (from 6.75% to 6.25%), this assumption change would increase our projected benefit obligation, pension liabilities and 2003 pension expense by approximately $98 million, $88 million and $8 million, respectively. In addition, the assumption change would result in an additional charge to comprehensive income during 2002 of $57 million, net of tax.

     Primarily due to the decline in the market value of the pension plan's assets and increased benefit obligations associated with a reduction in the discount rate, the value of the plan's assets is less than our accumulated benefit obligation. As a result, we recorded a non-cash minimum liability adjustment, which resulted in a charge to other comprehensive income during the fourth quarter of 2002 of $414 million, net of tax. Recording a minimum liability adjustment did not affect our results of operations during 2002 nor our ability to meet any financial covenants related to our debt facilities.

     Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

     Other Factors that Could Affect Cash Requirements. In addition to the above factors, our liquidity and capital resources could be affected by:

     - the need to provide cash collateral in connection with certain contracts;

     - acceleration of payment dates on certain gas supply contracts under certain circumstances;

     - increases in fees and interest expense in connection with debt refinancings;

     - various regulatory actions; and

     - the ability of Reliant Resources and its subsidiaries to satisfy its obligations as a principal customer of CenterPoint Houston and Texas Genco and in respect of its indemnity obligations to us.

     Money Pool. We have a "money pool" through which we and our participating subsidiaries can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The money pool's net funding requirements are expected to be met with bank loans. The terms of the money pool are in accordance with requirements applicable to registered public utility holding companies under the 1935 Act.

     Capitalization.  Factors affecting our capitalization include:

     - covenants in our and our subsidiaries' bank facilities and other borrowing agreements; and

     - limitations imposed on us as a registered public utility holding company.

     The bank facilities of CenterPoint Houston and CERC Corp. restrict debt as a percentage of total capitalization. Our $3.85 billion credit agreement limits dividend payments as described above, contains a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) covenant, an EBITDA to interest covenant and restrictions on the use of proceeds from debt issuances and asset sales.

     In connection with our registration as a public utility holding company under the 1935 Act, the SEC has placed the following limitations on our external debt:

     - the aggregate amount of CenterPoint Houston's external borrowings has been limited to $3.55 billion;

     - the aggregate amount of CERC Corp.'s external borrowings has been limited to $2.7 billion; and

     - the aggregate amount of Texas Genco's external borrowings has been limited to $500 million.

     Additionally, the SEC has placed limitations on our dividends and the dividends of our subsidiaries that require common equity as a percentage of total capitalization for CenterPoint Houston, CERC Corp. and Texas Genco to be at least 30% after the payment of such dividends. The order issued by the SEC that authorizes our financing program expires on June 30, 2003, and we must seek a new financing order before that date. Any new order may contain restrictions or authorizations different from those described above.

                          OFF BALANCE SHEET FINANCING

     In connection with the November 2002 amendment and extension of CERC Corp.'s $150 million receivables facility, CERC Corp. formed a bankruptcy remote subsidiary for the sole purpose of buying and selling receivables created by CERC. This transaction is accounted for as a sale of receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and, as a result, the related receivables are excluded from our Consolidated Balance Sheets. For additional information regarding this transaction, please read Note 3(i) to our consolidated financial statements.

                          CRITICAL ACCOUNTING POLICIES

     A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We believe the following accounting policies involve the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the audit committee of the board of directors.

ACCOUNTING FOR RATE REGULATION

     SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. Application of SFAS No. 71 to the electric generation portion of our business was discontinued as of June 30, 1999. Our Electric Transmission & Distribution business continues to apply SFAS No. 71 which results in our accounting for the regulatory effects of recovery of "stranded costs" and other "regulatory assets" resulting from the unbundling of the transmission and distribution business from our electric generation operations in our consolidated financial statements. Certain expenses and revenues subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers. Regulatory assets reflected in our Consolidated Balance Sheets aggregated $3.3 billion and $4.0 billion as of December 31, 2001 and 2002, respectively. Significant accounting estimates embedded within the application of SFAS No. 71 with respect to our Electric Transmission & Distribution business segment relate to $2.0 billion of recoverable electric generation plant mitigation assets (stranded costs) and $697 million of ECOM true-up. The stranded costs are comprised of $1.1 billion of previously recorded accelerated depreciation and $841 million of previously redirected depreciation. These stranded costs are recoverable under the provisions of the Texas electric restructuring law. The ultimate amount of stranded cost recovery is subject to a final determination which will occur in 2004 and is contingent upon the market value of Texas Genco. Any significant changes in our accounting estimate of stranded costs as a result of current market conditions or changes in the regulatory recovery mechanism currently in place could result in a material write-down of all or a portion of these regulatory assets. Regulatory assets related to ECOM true-up represent the regulatory assets associated with costs incurred as a result of mandated capacity auctions conducted beginning in 2002 by our Electric Generation business being consummated at market-based prices that have been substantially below the estimate of those prices made by the Texas Utility Commission in the spring of 2001. Any significant changes in our estimate of our regulatory asset associated with ECOM true-up could have a significant effect on our financial condition and results of operations. Additionally, any significant changes in our estimated stranded costs or ECOM true-up recovery could significantly affect our liquidity subsequent to the final true-up proceedings conducted by the Texas Utility Commission which are expected to conclude in late 2004.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets recorded in our Consolidated Balance Sheets primarily consist of property, plant and equipment (PP&E). Net PP&E comprises $11.4 billion or 58% of our total assets as of December 31, 2002. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. We evaluate our PP&E for impairment whenever indicators of impairment exist. Accounting standards require that if the sum of the undiscounted expected future cash flows from a company's asset is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset.

     As a result of the distribution of approximately 19% of Texas Genco's common stock to our shareholders on January 6, 2003, we re-evaluated our electric generation assets for impairment as of December 31, 2002. This analysis required us to make long-term estimates of future cash receipts associated with the operation or sale of these electric generation assets and related cash outflows. These forecasts require assumptions about demand for electricity within the ERCOT market, future ERCOT market conditions, commodity prices and regulatory developments. As of December 31, 2002, no impairment had been indicated because the estimated cash flows associated with the operations of their assets exceeded their carrying value. However the effects of competition within the ERCOT market, the results of our capacity auctions, and the timing and extent of changes in commodity prices, particularly natural gas prices, could have a significant effect on our future cash flows and therefore affect any future determination of asset impairment.

IMPAIRMENT OF GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

     We evaluate our goodwill and other indefinite-lived intangible assets for impairment at least annually and more frequently when indicators of impairment exist. Accounting standards require that if the fair value of a reporting unit is less than its carrying value, including goodwill, a charge for impairment of goodwill must be recognized. To measure the amount of the impairment loss, we would compare the implied fair value of the reporting unit's goodwill with its carrying value.

     We recorded goodwill associated with the acquisition of our Natural Gas Distribution and Pipelines and Gathering operations in 1997. We reviewed our goodwill for impairment as of January 1, 2002. We computed the fair value of the Natural Gas Distribution and the Pipelines and Gathering operations as the sum of the discounted estimated net future cash flows applicable to each of these operations. We determined that the fair value for each of the Natural Gas Distribution operations and the Pipelines and Gathering operations exceeded their corresponding carrying value, including unallocated goodwill. We also concluded that no interim impairment indicators existed subsequent to this initial evaluation. As of December 31, 2002 we had recorded $1.7 billion of goodwill. Future evaluations of the carrying value of goodwill could be significantly impacted by our estimates of cash flows associated with our Natural Gas Distribution and Pipelines and Gathering operations, regulatory matters, and estimated operating costs.

UNBILLED ENERGY REVENUES

     Revenues related to the sale and/or delivery of electricity or natural gas (energy) are generally recorded when energy is delivered to customers. However, the determination of energy sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Unbilled electric delivery revenue is estimated each month based on daily supply volumes, applicable rates and analyses reflecting significant historical trends and experience. Unbilled natural gas sales are estimated based on estimated purchased gas volumes, estimated lost and unaccounted for gas and tariffed rates in effect. Accrued unbilled revenues recorded in the Consolidated Balance Sheet as of December 31, 2001 were $33 million related to our Electric Operations business segment and $269 million related to our Natural Gas Distribution business segment. Accrued unbilled revenues recorded in the Consolidated Balance Sheet as of December 31, 2002 were $70 million related to our Electric Transmission & Distribution business segment and $284 million related to our Natural Gas Distribution business segment.

                         NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. We adopted the provisions of the statement that apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have any impact on our historical results of operations or financial position.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of change in accounting principle in the income statement in the period of adoption. We adopted SFAS No. 143 on January 1, 2003.

     We have completed an assessment of the applicability and implications of SFAS No. 143. As a result of the assessment, we have identified retirement obligations for nuclear decommissioning at the South Texas Project and for lignite mine operations at the Jewett mine supplying the Limestone electric generation facility. Nuclear decommissioning and the lignite mine have recorded liabilities under our previous method of accounting. Liabilities recorded for estimated nuclear decommissioning obligations were $138 million and $140 million at December 31, 2001 and 2002, respectively. Liabilities recorded for estimated lignite mine reclamation costs were $28 million and $40 million at December 31, 2001 and 2002, respectively. We have also identified other asset retirement obligations that cannot be calculated because the assets associated with the retirement obligations have an indeterminate life. We used an expected cash flow approach to measure our asset retirement obligations under SFAS No. 143.

     The following amounts represent our asset retirement obligations on a pro-forma basis as if SFAS No. 143 had been applied during all respective periods.

                                                                 DECEMBER 31, 2001
                                                              -----------------------
                                                              AS REPORTED   PRO-FORMA
                                                              -----------   ---------
                                                                   (IN MILLIONS)
Nuclear decommissioning.....................................    $137.5       $178.2
Jewett lignite mine.........................................      28.4          2.2
                                                                ------       ------
  Total.....................................................    $165.9       $180.4
                                                                ======       ======

                                                                 DECEMBER 31, 2002
                                                              -----------------------
                                                              AS REPORTED   PRO-FORMA
                                                              -----------   ---------
                                                                   (IN MILLIONS)
Nuclear decommissioning.....................................    $139.7       $186.7
Jewett lignite mine.........................................      39.7          3.8
                                                                ------       ------
  Total.....................................................    $179.4       $190.5
                                                                ======       ======

     The net difference between the amounts determined under SFAS No. 143 and our previous method of accounting for estimated nuclear decommissioning costs of $16 million will be recorded as a liability. The net difference between the amounts determined under SFAS No. 143 and our previous method of accounting for estimated mine reclamation costs of $37 million will be recorded as a cumulative effect of accounting change.

     Our rate-regulated businesses have previously recognized removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2002, these previously recognized removal costs of $618 million do not represent SFAS No. 143 asset retirement obligations, but rather embedded regulatory liabilities. Our non-rate regulated businesses have also previously recognized removal costs as a component of depreciation expense. Upon adoption of SFAS No. 143, we will reverse $115 million of previously recognized removal costs with respect to these non-rate regulated businesses as a cumulative effect of accounting change.

     The following represents the pro-forma effect on our operations for 2002 as if we had adopted SFAS No. 143 on January 1, 2002. The adoption of SFAS No. 143 would have had no income statement effect in 2000 and 2001 due to the regulatory recovery of the costs in those years. Amounts are expressed in thousands except per share data.

                                                                 2002
                                                              -----------
Income from Continuing Operations as reported...............  $   366,327
Pro-forma Income from Continuing Operations.................  $   374,062
Net loss as reported........................................  $(3,920,234)
Pro-forma net loss..........................................  $(3,912,499)
DILUTED EARNINGS PER SHARE:
Income from Continuing Operations as reported...............  $      1.22
Pro-forma Income from Continuing Operations.................  $      1.25
Net loss as reported........................................  $    (13.08)
Pro-forma net loss..........................................  $    (13.06)

     In August 2001, the FASB issued SFAS No. 144. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 was effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS No. 144 did not materially change the methods we use to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations than was previously permitted. Adoption of SFAS No. 144 also resulted in the retroactive reclassification of our Latin America operations as discussed in
Note 2 to our consolidated financial statements. We adopted SFAS No. 144 on January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for as a sale-leaseback transaction. The changes related to debt extinguishment are effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We have applied this guidance prospectively as it relates to lease accounting and will apply the accounting provisions related to debt extinguishment in 2003. During 2002, we recorded a $26 million loss on the early extinguishment of debt related to CenterPoint Houston's $850 million term loan and the repurchase of $175 million of CenterPoint Energy's pollution control bonds.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for costs associated with an exit or disposal activity. SFAS No. 146 requires that a liability be recognized for a cost associated with an exit or disposal activity when it is incurred. A liability is incurred when a transaction or event occurs that leaves an entity little or no discretion to avoid the future transfer or use of assets to settle the liability. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. In addition, SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when it is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early application encouraged. We will apply the provisions of SFAS No. 146 to all exit, or disposal activities initiated after December 31, 2002.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to materially affect our consolidated financial statements. We have adopted the additional disclosure provisions of FIN 45 in our consolidated financial statements as of December 31, 2002.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure -- an Amendment of SFAS No. 123" (SFAS No. 148). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No.148 are effective for fiscal years ending after December 15, 2002. We currently account for our stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and provide the disclosures required by SFAS No. 123. We will continue to account for our stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and have adopted the additional disclosure provisions of SFAS No. 148 in our consolidated financial statements as of December 31, 2002.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect the adoption of FIN 46 to have a material impact on our results of operations and financial condition.

     See Note 5 to our consolidated financial statements for a discussion of our adoption of SFAS No. 133 on January 1, 2001 and adoption of subsequent cleared guidance. See Note 3(d) to our consolidated financial statements for a discussion of our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."